Exhibit 10.2

PROMISSORY NOTE

$100,000	San Diego, California
September 30, 2008

FOR VALUE RECEIVED, the undersigned (“Borrower”) hereby unconditionally promises to pay to the order of FAVRILLE, INC., a Delaware corporation (the “Company”), in lawful money of the United States of America and in immediately available funds, the principal sum of One Hundred Thousand Dollars ($100,000) together with interest accrued from the date hereof on the unpaid principal at the applicable federal rate of interest per annum, or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less, on the basis of a three hundred sixty-five (365) day year.  Interest shall be compounded annually and shall be payable in arrears on the Maturity Date (as defined below).

The outstanding principal amount hereunder and all accrued interest thereon shall be due and payable in full on March 31, 2009 (“Maturity Date”), provided that if, prior to the Maturity Date, Borrower and Company have consummated the merger (the “Merger”) contemplated by the non-binding term sheet between Borrower and Company dated September 29, 2008, the principal and interest shall automatically be treated as a contribution of capital from Company to Borrower and this Note will be fully discharged.  Prior to the Maturity Date, if, other than due to a material breach by Company of a definitive written agreement between Borrower and Company to effect the Merger, the parties terminate the definitive agreement without closing or fail to enter into a definitive agreement, then this Note shall be accelerated in full and all unpaid principal and accrued interest hereunder shall become due and payable effective as of the date of the termination of the definitive agreement or the parties’ mutual agreement to end negotiations or pursuit of a definitive agreement.

This Note may be prepaid at any time without penalty.  All money paid toward the satisfaction of this Note shall be applied first to the payment of interest as required hereunder and then to the retirement of the principal.

Borrower hereby represents and agrees that the amounts due under this Note are not consumer debt, and are not incurred primarily for personal, family or household purposes, but are for business and commercial purposes only.

Borrower hereby waives presentment, protest and notice of protest, demand for payment, notice of dishonor and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note.

The holder hereof shall be entitled to recover, and Borrower agrees to pay when incurred, all costs and expenses of collection of this Note, including without limitation, reasonable attorneys’ fees.

This Note shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of California, as applied to agreements among California residents, made and to be performed entirely within the State of California, without giving effect to conflicts of laws principles.

The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

BORROWER:

MY MEDICAL RECORDS, INC.

By:	/s/ Robert H. Lorsch
Name:	Robert H. Lorsch
Title:	CEO